FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Connie Custer, McLean
	858/826-7896	703/676-6533
	zollarsr@saic.com	custerc@saic.com

SAIC, INC. ANNOUNCES PRICING OF ITS INITIAL PUBLIC OFFERING

AND DECLARATION OF SPECIAL DIVIDEND

(SAN DIEGO and MCLEAN, VA) October 12, 2006 - SAIC, Inc. (SAIC) announced today that it has priced its initial public offering of 75,000,000 shares of common stock at $15.00 per share. In addition, the underwriters were granted the right to purchase up to an additional 11,250,000 shares of common stock to cover over-allotments, if any. SAIC’s common stock will trade on the New York Stock Exchange under the symbol “SAI.”

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are serving as joint book-running managers for the initial public offering. The offering is expected to close on or about October 17, 2006, and is subject to the satisfaction of customary closing conditions.

The Board of Directors of Science Applications International Corporation declared a special cash dividend, conditioned on closing of the initial public offering, of $15.00 per share of its class A common stock and $300.00 per share of its class B common stock, or an aggregate amount of approximately $2.45 billion, payable to its stockholders of record as of October 12, 2006. SAIC will not pay this special dividend on shares sold in its public offering.

Prior to the closing of the initial public offering, Science Applications International Corporation will become a wholly-owned subsidiary of SAIC pursuant to a reorganization merger, and the stockholders of Science Applications International Corporation will be entitled to receive shares of class A preferred stock of SAIC for their shares of common stock of Science Applications International Corporation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the prospectus for this offering may be obtained from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, by calling 866-718-1649 or by e-mailing prospectus@morganstanley.com or from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Prospectus Department, by calling 631-254-7129.

About SAIC, Inc.

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 43,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $7.8 billion for its fiscal year ended January 31, 2006.

SAIC: FROM SCIENCE TO SOLUTIONS™

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s final prospectus relating to the offering, and such other filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

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